Exhibit 10.3

EXECUTION VERSION

WAIVER AND FOURTH AMENDMENT
TO TERM LOAN CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND FOURTH AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of December 19, 2019, is by and among Hudson Technologies Company, a Tennessee corporation (“Hudson Technologies”), HUDSON HOLDINGS, INC., a Nevada corporation (“Holdings”), and ASPEN REFRIGERANTS, INC. (formerly known as AIRGAS-REFRIGERANTS, INC.), a Delaware corporation (“ARI” and together with Hudson Technologies, and Holdings, collectively, the “Borrowers”, and each a “Borrower”), the other Credit Parties hereto, the financial institutions party hereto as lenders (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as collateral agent and administrative agent for the Lenders (in such capacities, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Borrowers, the other Credit Parties, the Lenders, and the Agent are parties to that certain Term Loan Credit and Security Agreement dated as of October 10, 2017 (as amended by that Limited Waiver and First Amendment to Term Loan Credit and Security Agreement and Certain Other Documents, dated as of June 29, 2018 (the “First Amendment”), that certain Waiver and Second Amendment to Term Loan Credit and Security Agreement, dated as of August 14, 2018 (the “Second Amendment”), that certain Waiver and Third Amendment to Term Loan Credit and Security Agreement, dated as of November 30, 2018 (the “Third Amendment”), and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the existing Events of Default identified on Schedule 1 hereto (collectively, the “Specified Defaults”) have occurred and are continuing as of the date hereof; and

WHEREAS, the Credit Parties have requested that the Agent and the Lenders (a) waive the Specified Defaults, and (b) amend certain provisions of the Credit Agreement, and the Agent and the Lenders have agreed to grant such waivers and make such amendments, in each case, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

WAIVER

1.1           Waiver of Existing Events of Default. Subject to the terms and conditions set forth herein, the Agent and the Required Lenders hereby waive the Specified Defaults.

1.2           Effectiveness of Waivers. The foregoing waivers shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach, Default or Event of Default other than as specifically waived herein nor as a waiver of any breach, Default or Event of Default of which the Lenders have not been informed by the Credit Parties, (b) affect the right of the Lenders to demand compliance by the Credit Parties with all terms and conditions of the Credit Agreement and the Other Documents, except as specifically modified or waived by the terms hereof, (c) be deemed a waiver of any transaction or future action on the part of the Credit Parties requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement or the Other Documents, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any Other Document, whether arising as a consequence of any Default or Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

Article II.
AMENDMENTs TO CREDIT AGREEMENT

2.1          Amendments to Definitions in the Credit Agreement.

(a)           Section 1.2 of the Credit Agreement is hereby amended by adding the following new defined terms in proper alphabetical order:

“Acceptable Sale” means the sale of all or substantially all of the stock or assets of the Credit Parties (whether in a single transaction or a series of transactions) that either (A) provides for the repayment in full in cash of all Obligations under the Credit Agreement and Other Documents, or (B) is otherwise for a net purchase price and other consideration acceptable to the Required Lenders.

“Bid Deadline” shall have the meaning set forth in Section 6.16(a)(vi) hereof.

“Board Observer” shall have the meaning set forth in Section 6.15 hereof.

“Buyer List” shall have the meaning set forth in Section 6.16(a)(ii) hereof.

“CIM” shall have the meaning set forth in Section 6.16(a)(iii) hereof.

“CRO” shall have the meaning set forth in Section 6.17 hereof

“Fourth Amendment” shall mean that certain Waiver and Fourth Amendment to Term Loan Credit and Security Agreement dated as of December 19, 2019, by and among the Borrowers, the other Credit Parties, the Agent, and the Lenders.”

“Fourth Amendment Effective Date” shall mean December 19, 2019.”

“Governing Body” shall have the meaning set forth in Section 6.15 hereof.

“Investment Banker” shall have the meaning set forth in Section 6.16(a)(i) hereof.

“LTM Adjusted EBITDA” shall mean, at any date of determination, adjusted EBITDA for the most recent twelve (12) calendar months.

“Milestones” shall have the meaning set forth in Section 6.16 hereof.

“Outside Date” shall have the meaning set forth in Section 6.16 hereof.

“Purchase Agreement” shall have the meaning set forth in Section 6.16(a)(viii) hereof.

“Refinancing Commitment Letter” shall have the meaning set forth in Section 6.16(b)(iii)

“Refinancing Milestones” shall have the meaning set forth in Section 6.16 hereof.

“Sale” shall have the meaning set forth in Section 6.16 hereof.

“Sale Milestones” shall have the meaning set forth in Section 6.16 hereof.

“Sale/Refinancing Process” shall have the meaning set forth in Section 6.16 hereof.

“Sale/Refinancing Process Start Date” shall have the meaning set forth in Section 6.16 hereof.

“Transaction” shall have the meaning set forth in Section 6.16 hereof.

“Trigger Event” shall mean any breach by the Credit Parties of Sections 6.5(a), (b), or (d) hereof, or the failure of the Credit Parties to make any payment under Section 2.6(a) hereof; provided, however, that a Trigger Event shall not constitute an Event of Default hereunder. For the avoidance of doubt, upon the occurrence of a Trigger Event, the Credit Parties shall remain obligated to make all interest, principal and other payments hereunder, unless otherwise agreed as between the Borrowers and the Lenders.

“Winning Bid” shall have the meaning set forth in Section 6.16(a)(vii) hereof.

(b)           Section 1.2 of the Credit Agreement is hereby amended by deleting the terms “Business Recovery Plan”, “Exit Fee”, “Financial Advisor”, “Financial Covenant Relief Period”, and “Revolving Loan” in their entirety.

(c)            Section 1.2 of the Credit Agreement is hereby amended by amending and restating the terms “Intercreditor Agreement”, “Prepayment Premium”, “Revolving Agent”, “Revolving Loan Agreement”, “Revolving Loan Documents”, and “Revolving Loan Indebtedness” to read as follows:

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of December 19, 2019 by and between Agent and Revolving Agent, and acknowledged by the Borrowers and Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

“Prepayment Premium” shall mean an amount equal to the applicable percentage of the principal amount so prepaid (including, without limitation, any payment upon acceleration of the Loans and, for the avoidance of doubt, in connection with any refinancing of the Loans and mandatory prepayments required under Section 2.20(b) or a prepayment required as a result of a disposition of assets not permitted hereunder) in accordance with the table set forth below:

Period	Applicable Prepayment Premium
From the Fourth Amendment Effective Date through March 31, 2020	0.50%
From April 1, 2020 through March 31, 2021	2.50%
From April 1, 2021 and thereafter	5.00%

“Revolving Agent” shall mean, (a) Wells Fargo Bank, National Association, in its capacity as administrative agent for the Revolving Loan Lenders under the Revolving Loan Agreement, (b) any successor to Wells Fargo Bank, National Association, by assignment or otherwise, and (c) any other party that may become agent or trustee under the Revolving Loan Agreement in connection with a refinancing, renewal or replacement thereof.

“Revolving Loan Agreement” shall mean that certain Credit Agreement, dated as of the Fourth Amendment Effective Date, in the original principal amount of at least $60,000,000, by and among the Revolving Agent, the lenders from time to time party thereto, the Borrowers, and the other parties from time to time party thereto, as the same may be amended, restated, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such Credit Agreement.

“Revolving Loan Documents” shall mean the Revolving Loan Agreement and the “Loan Documents”, as defined therein, as the same may be amended, restated, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such documents.

“Revolving Loan Indebtedness” shall mean the “Revolving Obligations” as defined in the Intercreditor Agreement.

(d)           Each reference contained in the Credit Agreement to “Undrawn Availability” shall be substituted with a reference to “Excess Availability”.

(e)           Each reference contained in the Credit Agreement to “Average Undrawn Availability” shall be substituted with a reference to “Average Excess Availability”.

(f)            Each reference contained in the Credit Agreement to “Maximum Loan Amount” shall be substituted with a reference to “Maximum Revolver Amount”.

(g)           Each reference contained in the Credit Agreement to “Revolving Loan” shall be substituted with a reference to “Revolving Loan Indebtedness”.

(h)           “Special Director” shall, with respect to a Credit Party, have the meaning given to such term in the applicable Credit Party’s By-Laws, as amended as of the date hereof.

2.2          Amendment to Section 2.2(b) of the Credit Agreement. Section 2.2(b) of the Credit Agreement is hereby amended by (a) adding “Subject to the Intercreditor Agreement,” at the beginning of the first sentence thereof and (b) deleting the proviso at the end of the sixth sentence thereof.

2.3          Amendment to Section 2.6(a) of the Credit Agreement. Section 2.6(a) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(a)   Subject to the Intercreditor Agreement, the Borrowers shall repay the outstanding principal amount of the Loans in quarterly installments on the dates and in the amounts set forth in the table below, unless accelerated sooner pursuant to Section 11.1:

Payment Dates	Principal Amortization Payment
March 31, 2020	$562,000
June 30, 2020	$562,000
September 30, 2020	$562,000
December 31, 2020	$1,312,000
March 31, 2021	$1,312,000
June 30, 2021	$1,312,000
September 30, 2021	$1,312,000
December 31, 2021	$1,312,000
March 31, 2022	$1,312,000
June 30, 2022	$1,312,000
September 30, 2022	$1,312,000
December 31, 2022	$1,312,000
March 31, 2023	$1,312,000
June 30, 2023	$1,312,000
September 30, 2023	$1,312,000
Last day of the Term	Outstanding Principal Balance of Loans

2.4          Amendment to Section 2.20(d) to the Credit Agreement. Section 2.20(d) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(d)           Excess Cash Flow. Subject to the Intercreditor Agreement, commencing with respect to the fiscal year ended December 31, 2018, and with respect to each fiscal year thereafter during the Term, on or before the date that is ten (10) days after the date on which financial statements are required to be delivered pursuant to Section 9.7 (the “ECF Payment Date”), the Borrowers shall repay the Loans in an amount equal to (i) fifty percent (50%) of Excess Cash Flow for such fiscal year and thereafter, to the extent the Total Leverage Ratio is greater than 2.75 to 1.00 and (ii) 0.00% of the Excess Cash Flow for such fiscal year to the extent the Total Leverage Ratio is equal to or less than 2.75 to 1.00, less, in each case, the amount of voluntary prepayment of the Loans made by the Borrowers in such fiscal year; provided that Borrowers may, at their option, make all Excess Cash Flow payments for any fiscal year pursuant to clause (i) above even if the Total Leverage Ratio is equal to or less than 2.75 to 1.00. Each such prepayment shall be accompanied by a certificate signed by HT’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to Required Lenders. Any such prepayment shall be applied as set forth in clause (e) below. Notwithstanding the foregoing, solely with respect to any payment due hereunder with respect to the fiscal year ended December 31, 2019, such payment shall be calculated based solely on Excess Cash Flow for the fiscal quarter ended December 31, 2019.

2.5          Amendment to Section 2.20(f) to the Credit Agreement. Section 2.20(f)(i) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(i)            Notwithstanding anything herein to the contrary, no Prepayment Premium or Make-Whole Amount shall be payable in connection with any prepayment made pursuant to this Section 2.20 (other than a mandatory prepayment under Section 2.20(b), a payment as a result of acceleration or foreclosure, or a prepayment required as a result of a disposition of assets not permitted hereunder).

2.6          Amendment to Section 3.1(c) to the Credit Agreement. Section 3.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(c)           Interest Payments. Subject to the Intercreditor Agreement, interest on each Loan shall be due and payable: (i) in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; and (ii) in accordance with the terms hereof before and after judgment, and before and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower.

2.7          Amendment to Section 3.4 of the Credit Agreement. Section 3.4 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(a)           Subject to the Intercreditor Agreement, Borrowers shall pay the amounts required to be paid in the Fee Letter and the FS Fee Letter in the manner and at the times required by the Fee Letter and the FS Fee Letter.

(b)          Reserved.

2.8          Amendment to Section 6.5 of the Credit Agreement. Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

Financial Covenants.

(a)           Total Leverage Ratio. Maintain, as of the last day of the fiscal quarter ending on each date set forth below, a Total Leverage Ratio not greater than the maximum ratio set forth in the table below opposite such date.

Date	Maximum Total Leverage Ratio
September 30, 2019	15.67x
December 31, 2019	14.54x
March 31, 2020	16.57x
June 30, 2020	10.87x
September 30, 2020	8.89x
December 31, 2020	8.89x
March 31, 2021	7.75x
June 30, 2021	7.03x
September 30, 2021	6.08x
December 31, 2021	5.36x

(b)           Minimum Liquidity. Maintain, as of the last day of each month commencing with the month after the Fourth Amendment Effective Date, Liquidity of at least $5,000,000.

(c)           From and after June 30, 2018, without the prior written consent of the Required Lenders, the Credit Parties shall not be permitted to (x) make Permitted Acquisitions or any other investments under Section 7.4(e) (excluding transactions permitted under Section 7.10 hereof so long as such transactions are solely among Borrowers and/or Guarantors) and Section 7.4(f), or (y) declare, pay or make any dividends or distributions on any shares of the common stock or preferred stock of any Credit Party (other than dividends or distributions payable solely in its stock or rights thereto, or split-ups or reclassifications of its stock), including Permitted Distributions, or payments in respect of Earn-outs, under Section 7.7.

(d)           Minimum Adjusted EBITDA. Maintain, as of the last day of the fiscal quarter ending on each date set forth below, a LTM Adjusted EBITDA not less than the amount set forth in the table below opposite such date.

Date	Minimum LTM Adjusted EBITDA
September 30, 2019	$7.887 million
December 31, 2019	$7.954 million
March 31, 2020	$7.359 million
June 30, 2020	$11.745 million
September 30, 2020	$12.021 million
December 31, 2020	$12.300 million
March 31, 2021	$14.295 million
June 30, 2021	$14.566 million
September 30, 2021	$15.431 million
December 31, 2021	$16.267 million

2.9          Amendment to Section 6.12 of the Credit Agreement. Section 6.12 of the Credit Agreement is hereby amended by deleting the text thereof and replacing it with the text “Reserved.”

2.10        Amendment to Article VI of the Credit Agreement. Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.15 at the end thereof:

6.15. Board Observer.

Permit one (1) board observer (the “Board Observer”), who shall be an individual designated by the Required Lenders (and which, for the avoidance of doubt, may be an employee or Affiliate of any Lender), to attend (including, at the option of such Board Observer, via telephone) all meetings of the board of directors and any restructuring committee thereof (each, a “Governing Body”) of any Credit Party. Furthermore, the Credit Parties shall provide to such Board Observer all reports, meeting materials, notices, written consents, and other materials, including, but not limited to, consents in lieu of meetings, as and when provided to the other members of such Governing Body in their role as a member of such Governing Body; provided, however, that the Board Observer shall not (i) receive confidential information in violation of applicable law or confidentiality restrictions where the counterparty has not waived the confidentiality thereof, (ii) participate in meetings or conversations between a Governing Body and its counsel that is privileged or receive materials that are attorney work product, written attorney advice or materials prepared at the request of an attorney and (iii) receive materials or participation in discussions where they have an actual conflict of interest (based on the advice of counsel). The Credit Parties shall pay (or cause to be paid) the reasonable and documented out-of-pocket expenses of the Board Observer.

2.11        Amendment to Article VI of the Credit Agreement. Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.16 at the end thereof:

6.16. Sale/Refinancing Process.

On or prior to the date that is six (6) months after a Trigger Event, the Credit Parties shall commence a process (the “Sale/Refinancing Process”; the date of such commencement, the “Sale/Refinancing Process Start Date”) to (x) sell the Credit Parties’ businesses and/or assets (a “Sale”), and/or (y) consummate a refinancing transaction (a “Refinancing”; together with any Sale, a “Transaction”), in each case, subject to the below enumerated milestones (such Milestones with respect to a Sale, the “Sale Milestones”; such Milestones with respect to a Refinancing, the “Refinancing Milestones”; collectively, the “Milestones”), which Milestones shall, for the avoidance of doubt, include those listed below, and which Transaction shall, in any event, be consummated on or prior to the eighteen (18) month anniversary of the Trigger Event (the “Outside Date”):

(a)           Sale Milestones:

(i)            By five (5) days after the Sale/Refinancing Process Start Date, the Credit Parties shall have retained an investment banker acceptable to the Required Lenders pursuant to an engagement letter on terms customary for transactions of this type and otherwise acceptable to the Required Lenders (the “Investment Banker”).

(ii)           By twenty-one (21) days after the Sale/Refinancing Process Start Date, the Credit Parties shall deliver to the Agent a list of potential purchasers (the “Buyer List”) to target in connection with the pursuit of an Acceptable Sale (as defined below). Upon the written request of the Required Lenders, the Credit Parties shall cause the Investment Banker to promptly add to the Buyer List any potential purchaser that such Lenders reasonably believe in good faith (after consultation with the Investment Banker) could propose and execute on an Acceptable Sale.

(iii)          By thirty (30) days after the Sale/Refinancing Process Start Date, the Credit Parties shall deliver a draft confidential information memorandum (the “CIM”) to the Lenders along with the proposed auction draft of the purchase agreement for the Sale Process.

(iv)          By forty-five (45) days after the Sale/Refinancing Process Start Date, the Credit Parties shall deliver a final version of the CIM and a final version of the auction draft of the purchase agreement (together with the related disclosure schedules) to prospective purchasers, including those prospective purchasers included on the Buyer List, that they believe in good faith could submit a binding bid, and such final version of the CIM, together with a list of such prospective purchasers, shall be delivered to the Lenders.

(v)           Promptly following receipt thereof, the Credit Parties shall deliver to the Lenders any written expressions of interest from prospective purchasers.

(vi)          The Credit Parties shall establish a date that is not later than seventy-five (75) days after the Sale/Refinancing Process Start Date (the “Bid Deadline”) as the deadline for final submission of binding bids, which shall be submitted with complete mark-ups of the auction draft of the purchase agreement and the related disclosure schedules. Any such binding bids shall promptly be delivered to the Lenders.

(vii)         By five (5) days after the Bid Deadline, the Credit Parties shall have selected a bid that, in accordance with the fiduciary responsibilities of the applicable Governing Bodies of the Credit Parties, they believe represents the highest and best offer for an Acceptable Sale (taking into account the impact of the revisions to the purchase agreement and the disclosure schedules requested by the prospective purchasers). Such bid is referred to as the “Winning Bid”.

(viii)        On or prior to twenty-five (25) days after the Bid Deadline, the Credit Parties and the purchaser that submitted the Winning Bid will have executed and delivered a purchase agreement to the Lenders reflecting the terms of the Winning Bid (the “Purchase Agreement”).

(ix)          The Acceptable Sale contemplated by the Purchase Agreement shall have been consummated immediately following receipt of all applicable governmental approvals and, to the extent required, approval by the shareholders of HT, and the proceeds thereof shall have been applied to the Obligations in accordance with the terms of the Credit Agreement and the Intercreditor Agreement.

(b)           Refinancing Milestones:

(i)            By twenty-one (21) days after the Sale/Refinancing Process Start Date, the Credit Parties shall solicit indications of interest from financial institutions and funds (including any financial institutions or funds suggested by any Lender) with respect to providing a Refinancing.

(ii)           By forty-five (45) days after the Sale/Refinancing Process Start Date, the Credit Parties shall have delivered to the Lenders a reasonably detailed, bona fide proposal letter or term sheet from one or more financial institutions or funds setting forth the terms of a Refinancing that would be consummated on or before the Outside Date.

(iii)          By seventy-five (75) days after the Sale/Refinancing Process Start Date, the Credit Parties shall have delivered to the Lenders a binding commitment letter duly executed by one or more financial institutions or funds, providing for a Refinancing (on funds certain terms) that would be consummated on or before the Outside Date (a “Refinancing Commitment Letter”).

(iv)          In addition, on a weekly basis from and after the Sale/Refinancing Process Start Date, the Credit Parties, their advisors, the CRO, and the Investment Banker shall participate in telephonic update calls with the Lenders and their advisors, concerning the Sale/Refinancing Process and including disclosure of materials relating thereto reasonably requested by the Lenders.

(v)           On or prior to the Outside Date, the Credit Parties shall have completed the Refinancing and the net proceeds therefrom shall be used to repay, in full, in cash, all Obligations; provided, that, to the extent all or any portion of the Revolving Loan Indebtedness remains outstanding after giving effect to such Refinancing, the holders of Indebtedness under such Refinancing shall bind themselves in writing to the terms of the Intercreditor Agreement in accordance with Section 8.12 thereof.

Notwithstanding the foregoing, (x) in the event that the Credit Parties deliver to the Lenders a fully executed Purchase Agreement on or before the Sale Milestone set forth above, any failure to comply with a Refinancing Milestone after such date (other than the requirement to consummate a Transaction by the Outside Date) shall not constitute an Event of Default so long as such Purchase Agreement remains in full force and effect, and (y) in the event that the Credit Parties deliver to the Lenders a fully executed Refinancing Commitment Letter on or before the Refinancing Milestone set forth above, any failure to comply with a Sale Milestone after such date (other than the requirement to consummate a Transaction by the Outside Date) shall not constitute an Event of Default so long as such Refinancing Commitment Letter remains in full force and effect.

2.12        Amendment to Article VI of the Credit Agreement. Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.17 at the end thereof:

6.17   Chief Restructuring Officer. At all times from and after the two (2) week anniversary of the Fourth Amendment Effective Date (subject to the second sentence of this Section 6.17), a designee of Grant Thornton LLP (or another firm acceptable to the Required Lenders) shall serve as Chief Restructuring Officer of the Credit Parties (the “CRO”). The Credit Parties hereby acknowledge and agree that (x) the CRO is authorized to cooperate fully with the Lenders and their advisors in connection with their ongoing examination of the Credit Parties’ financial affairs, finances, financial condition, business and operations, and (y) the Credit Parties shall not terminate the CRO’s engagement or materially modify or reduce the CRO’s role or responsibilities without the prior written consent of the Required Lenders. In the event that, following the retention of a CRO, the Borrowers’ LTM Adjusted EBITDA exceeds the greater of (x) 105% of the minimum LTM Adjusted EBITDA and (y) $9.55 million for two consecutive quarterly reporting periods, the Borrowers may, in their discretion and upon notice to the Lenders, terminate the CRO if the Borrowers reasonably determine that the services of the CRO are no longer needed; provided, that no Default or Event of Default shall have occurred or be continuing.

2.13        Amendment to Article VI of the Credit Agreement. Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.18 at the end thereof:

6.18.   Board Composition.

From and after the Fourth Amendment Effective Date, each Credit Party shall maintain at least two (2) Special Directors on their respective board of directors. The Special Directors shall be individuals acceptable to the Lenders acting reasonably. In the event that any such Special Director is unable to serve by reason of death, resignation, or removal without cause, such vacancy shall be promptly filled by an individual meeting the requirements for a Special Director set forth in the applicable Credit Party’s By-Laws (as amended as of the date hereof) and acceptable to the Lenders acting reasonably. Any removal of a Special Director for cause shall require the prior written consent of the Lenders, not to be unreasonably withheld.

2.14        Amendment to Section 7.15 of the Credit Agreement. Section 7.15 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

7.15         Amendment of Articles of Incorporation, By-Law.

(a) Except as required to conform to applicable law, amend, modify or waive any term or provision of its Articles of Incorporation or By-Laws without the consent of (i) a majority of HT’s then-serving directors, including any Special Directors, and (ii) the Required Lenders.

(b) Issue, or commit or agree to issue, any Equity Securities of such Credit Party that are senior to, or that have voting rights that exceed the rights of, the common stock of the applicable Credit Party, regardless of whether such shares are currently authorized under the applicable Credit Party’s Articles of Incorporation. For the avoidance of doubt, and without limiting the generality of the foregoing, Hudson Technologies, Inc.  shall not, without the prior written consent of the Required Lenders, issue any shares of Series A Preferred Stock (as defined in the Articles of Incorporation of Hudson Technologies, Inc.), and Aspen Refrigerants, Inc. shall not, without the prior written consent of the Required Lenders, issue any shares of Preferred Stock (as defined in the Articles of Incorporation of Aspen Refrigerants, Inc.).

2.15        Amendment to Section 9.13(c) of the Credit Agreement. Section 9.13(c) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

In addition, on a weekly basis from and after the Sale/Refinancing Process Start Date, the Credit Parties, their advisors, the CRO and the Investment Banker shall participate in telephonic update calls with the Lenders and their advisors concerning the Sale/Refinancing Process and including disclosure of materials relating thereto reasonably requested by the Lenders.

2.16        Amendment to Section 10.1 of the Credit Agreement. Section 10.1 of the Credit Agreement is hereby amended by adding the following new proviso at the end thereof:

; provided, however, that, from and after the Fourth Amendment Effective Date, any failure to make a required payment under Section 2.6(a)(i) shall not constitute an Event of Default for purposes of this Section 10.1 but shall constitute a “Trigger Event” for all purposes under this Agreement;

2.17        Amendment to Section 10.5 of the Credit Agreement. Section 10.5 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

10.5       Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.5(ii) and 10.21, (i) failure or neglect of Borrowers or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrowers or any Guarantor, and Agent or any Lender, or (ii) failure or neglect of Borrowers or any Guarantor to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect; provided, however, that, from and after the Fourth Amendment Effective Date, any breach by the Credit Parties of Sections 6.5(a), (b), or (d) hereof shall not constitute an Event of Default for purposes of this Section 10.5 but shall constitute a “Trigger Event” for all purposes under this Agreement;Amendment to Article X of the Credit Agreement. Section 10 of the Credit Agreement is hereby amended by adding the following new Section 10.21 at the end thereof:

10.21     Breach of Milestones. Any failure to comply with the Milestones which continues unremedied for a period of five (5) business days unless waived in writing by the Required Lenders, it being understood that failure to achieve the final Sale Milestone shall be deemed to have occurred if consummation of the transactions contemplated by the Purchase Agreement shall not have occurred within 60 days of the effective date of the Purchase Agreement.

2.19        Compliance Certificate. The form of Compliance Certificate is hereby amended and restated in its entirety as attached as Schedule 2 hereto.

Article III.
ADDITIONAL AGREEMENTS

3.1          Non-Interference. HT covenants and agrees that it shall cooperate with, and not interfere with (x) the operations of the Special Committee established pursuant to the Organizational Document Amendments, or (y) following a Trigger Event, (i) the operations of the Credit Parties’ respective boards of directors (other than HT), or (ii) the Sale/Refinancing Process.

3.2          Term Loan Priority Collateral. Subject to the terms of the Intercreditor Agreement, the Credit Parties acknowledge and agree that any proceeds of Term Loan Priority Collateral shall be held in a segregated account prior to payment over to the Agent and Lenders (unless such proceeds are otherwise reinvested in accordance with the terms of the Credit Agreement).

3.3          CRO Retention. On or before the two (2) week anniversary of the Fourth Amendment Effective Date, the Credit Parties shall have retained a designee of Grant Thornton LLP (or another firm acceptable to the Required Lenders) to serve as Chief Restructuring Officer on terms and conditions reasonably acceptable to, and pursuant to an engagement letter in form and substance reasonably acceptable to, the Required Lenders.

Failure of the Credit Parties to comply with the covenants and agreements set forth in this Article III shall constitute an immediate Event of Default.

Article IV.
CONDITIONS TO EFFECTIVENESS

4.1          Closing Conditions. This Amendment shall be deemed effective as of the date (the “Fourth Amendment Effective Date”) on which the following conditions shall have been satisfied:

(1)      The Agent and the Lenders shall have received a copy of this Amendment duly executed by each of the Borrowers, the other Credit Parties, the Required Lenders and the Agent;

(2)       The Agent and the Lenders shall have received copies of the Revolving Loan Agreement and the Intercreditor Agreement, duly executed by the Revolving Agent and Lenders (as defined in the Revolving Loan Agreement) as applicable, in form and substance satisfactory to the Required Lenders;

(3)      The Agent and the Lenders shall have received evidence that the organizational documents of each of the Credit Parties shall have been amended in a manner acceptable to the Required Lenders (the “Organizational Document Amendments”), and such amendments shall have become effective;

(4)      The Credit Parties shall have appointed two (2) Special Directors satisfactory to the Required Lenders to the board of directors of each of HT, the Borrowers and the other Credit Parties;

(5)      The Credit Parties shall have (x) paid an amendment fee equal to 0.50% of the outstanding principal amount of the Obligations (calculated immediately prior to giving effect to this Amendment), which fee shall be fully earned and non-refundable on the Fourth Amendment Effective Date, and which shall be payable in cash in immediately available funds to the Lenders on a pro rata basis, and (y) made a voluntary prepayment of the Loans in an aggregate principal amount of $14,000,000 which prepayment shall be applied pro rata to the Loans and the principal repayment installments thereof in the inverse order of maturity;

(6)      The Credit Parties shall have paid all accrued and outstanding fees of the Agent and the Lenders in accordance with Section 14.9 of the Credit Agreement (including accrued and outstanding fees and expenses of King & Spalding LLP, counsel to the Lenders, FTI Consulting Inc., financial advisor to the Lenders, and Nixon Peabody LLP, counsel to the Agent); and

(7)      After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Article V.
MISCELLANEOUS

5.1           Amended Terms. On and after the Fourth Amendment Effective Date, all references to the Credit Agreement in each of the Other Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.2          Representations and Warranties of the Credit Parties. Each Credit Party represents and warrants as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)          This Amendment has been duly executed and delivered by such Credit Party and constitutes such Credit Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Credit Party of this Amendment.

(d)          The representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof as if made on and as of such date (except to the extent any such representation or warranty relates to an earlier specified date, in which case they shall be true and correct in all material respects as of such earlier date).

(e)           After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

5.3          Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement and the Other Documents and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the Other Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

5.4          Credit Document. This Amendment shall constitute an Other Document under the terms of the Credit Agreement.

5.5          Expenses. The Borrowers agree to pay all reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of King & Spalding LLP, counsel to the Lenders.

5.6          Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Agent or the Required Lenders, as is necessary to carry out the intent of this Amendment.

5.7          Entirety. The Credit Agreement (as modified by this Amendment) and the Other Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

5.8          Counterparts. This Amendment may be executed in original counterparts each of which counterpart shall be deemed an original document but all of which counterparts together shall constitute the same agreement. Execution and delivery via facsimile or PDF shall bind the parties.

5.9          No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent, the Lenders, or the Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such persons, or failure of such persons to act under the Credit Agreement on or prior to the date hereof.

5.10        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.11        General Release. In consideration of the willingness of the Agent and the Lenders to enter into this Amendment, each Credit Party hereby releases and forever discharges the Agent, the Lenders and the Agent’s and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party on or prior the date hereof may have or claim to have against any of the Bank Group in any way related to or connected with the Credit Agreement, the Other Documents and the transactions contemplated thereby.

5.12        Governing Law; Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The governing law, jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 14.1 and 11.8 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

5.13        Agent Authorization. Each of the undersigned Lenders, which together constitute the Required Lenders, hereby authorizes the Agent to execute and deliver this Amendment, the Intercreditor Agreement and the termination of the Deposit Account Control Agreement dated as of January 12, 2018, by and among Hudson Technologies Company, the Secured Parties (as defined therein) and PNC Bank, National Association relating to account numbers 8026583191, 8026583183, and 8026583167. By its execution below, each of the undersigned Lenders agrees to be bound by the terms and conditions of this Amendment and the Intercreditor Agreement.

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BORROWERS:

HUDSON TECHNOLOGIES COMPANY

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

HUDSON HOLDINGS, INC.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

ASPEN REFRIGERANTS, INC.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

Signature Page to Waiver and Fourth Amendment – Hudson Technologies

GUARANTORS:

HUDSON TECHNOLOGIES, INC.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

Glacier International, Inc.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

Glacier Trading Corp.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

HFC International, Inc.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

HFC Traders, Inc.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

RCT International, Inc.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

Signature Page to Waiver and Fourth Amendment – Hudson Technologies

RCTI Corp.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

RCTI Trading, Inc.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

RGIT, Inc.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

RGIT Trading Corp.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

RGT Enterprises, Inc.

By:	/s/ Brian F. Coleman
Name:	Brian F. Coleman
Title:	President, COO

Signature Page to Waiver and Fourth Amendment – Hudson Technologies

AGENT:

U.S. BANK NATIONAL ASSOCIATION,
as the Agent

By:	/s/ Alexandra Rhyne
Name:	Alexandra Rhyne
Title:	Assistant Vice President

Signature Page to Waiver and Fourth Amendment – Hudson Technologies

LENDERS:

FS INVESTMENT CORPORATION II

By:	/s/ Jessica Woolf
Name:	Jessica Woolf
Title:	Authorized Signatory

FS INVESTMENT CORPORATION III

By:	/s/ Jessica Woolf
Name:	Jessica Woolf
Title:	Authorized Signatory

FS INVESTMENT CORPORATION IV

By:	/s/ Jessica Woolf
Name:	Jessica Woolf
Title:	Authorized Signatory

FS KKR CAPITAL CORP.

By:	/s/ Jessica Woolf
Name:	Jessica Woolf
Title:	Authorized Signatory

Signature Page to Waiver and Fourth Amendment – Hudson Technologies

Schedule 1

“Specified Defaults”

(i) the Credit Parties’ failure to comply with the Total Leverage Ratio set forth in Section 6.5(a) of the Credit Agreement for the fiscal quarters ended June 30, 2019 and September 30, 2019, which such failure constitutes an Event of Default under Section 10.05 of the Credit Agreement; and

(ii) the Credit Parties’ failure to comply with the Minimum Liquidity covenant set forth in Section 6.5(b) of the Credit Agreement for the fiscal quarters ended June 30, 2019 and September 30, 2019, which such failure constitutes an Event of Default under Section 10.05 of the Credit Agreement.